Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-1 of First Citizens Banc Corp of our report dated March 8, 2012, relating to our audit of the consolidated financial statements and the effectiveness of internal control over financial reporting of First Citizens Banc Corp, which appears in the Annual Report on Form 10-K of First Citizens Banc Corp for the year ended December 31, 2011.

We also consent to the reference to our firm under the caption “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ S. R. Snodgrass, A.C.

Wexford, Pennsylvania

June 14, 2012